Exhibit 99.6

Announcement of the decision to make a voluntary public takeover offer (freiwilliges öffentliches Übernahmeangebot) pursuant to Section 10 para. 1 sentence 1 in conjunction with Sections 29 para. 1, 34 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG)

Bidder:

Grand Chip Investment GmbH

c/o Paul Hastings (Europe) LLP,

Siesmayerstr. 21, 60323 Frankfurt am Main, Germany

registered with the commercial register of the local court (Amtsgericht) of Frankfurt am Main under HRB 104996

Target company:

AIXTRON SE

Dornkaulstraße 2, 52134 Herzogenrath, Germany

registered with the commercial register of the local court (Amtsgericht) of Aachen under HRB 16590

ISIN: DE000A0WMPJ6

Grand Chip Investment GmbH (“Bidder”), a wholly owned indirect subsidiary of Fujian Grand Chip Investment Fund LP, People’s Republic of China, decided today to make a voluntary public takeover offer to the shareholders of AIXTRON SE (“AIXTRON”) for the acquisition of their no-par value registered shares (auf den Namen lautende Stückaktien) in AIXTRON (ISIN: DE000A0WMPJ6; collectively, the “AIXTRON Share(s)”), including all AIXTRON Shares represented by American Depository Shares (ISIN: US0096061041; collectively, the “AIXTRON ADSs”). Bidder intends to offer a consideration in cash of EUR 6.00 per AIXTRON Share subject to final terms set forth in the offer document.

The takeover offer will presumably be made subject to the conditions precedent of, amongst others, a minimum acceptance rate of 60 per cent of the issued AIXTRON Shares, the absence of capital measures of the target company and a material adverse effect and the granting of certain regulatory approvals. Furthermore, the public takeover offer will be made in accordance with the terms and conditions set out in the offer document. Insofar as legally permissible, the Bidder reserves the right to deviate in the final terms of the public takeover offer from the basic information described herein.

The bidder has not entered into any other purchase-agreements regarding AIXTRON Shares.

The offer document for the takeover offer (in German and in English) containing the detailed terms and conditions of, and other information relating to, the takeover offer will be published on the internet at www.grandchip-aixtron.com.

The offer document for the takeover offer will also be published by way of a notice of availability in the Federal Gazette (Bundesanzeiger) and by keeping copies available for distribution free of charge.

Important Notice

The terms and conditions of the takeover offer will be published in the offer document for the takeover offer only after the permission by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, “BaFin”) has been obtained. Investors and shareholders of AIXTRON Shares are strongly advised to read the relevant documents regarding the takeover offer published by the Bidder when they become available because they will contain important information. Investors and shareholders of AIXTRON will be able to receive these documents, when they become available free of charge at the website www.grandchip-aixtron.com. Upon publication, the offer document for the takeover offer will also be available as a print copy free of charge at a specified location. Holders of AIXTRON Shares and AIXTRON ADSs (collectively, “AIXTRON Securityholders”) will also be able to receive the relevant documents regarding the takeover offer, including the Bidder’s Tender Offer Statement on Schedule TO filed with the U.S. Securities Exchange Commission (the “SEC”), when they become available free of charge at the SEC’s website (http://www.sec.gov). The Bidder’s Tender Offer Statement (including the offer document, a related letter of transmittal and other related offer materials) will contain important information that should be read carefully before any decision is made with respect to the takeover offer because they, and not this announcement, will govern the terms and conditions of the takeover offer.

This announcement is for information purposes only and does not constitute an invitation to make an offer to sell AIXTRON Shares. This announcement does not constitute an offer to purchase AIXTRON Shares and is not for the purposes of the Bidder making any representations or entering into any other binding legal commitments.

An offer to purchase AIXTRON Shares will be solely made by the respective offer document which is to be published by the Bidder in due course and is exclusively subject to its terms and conditions. The terms and conditions contained in the offer document may differ from the general information described in this announcement.

Shareholders of AIXTRON are strongly recommended to seek independent advice, where appropriate, in order to reach an informed decision in respect of the content of the offer document and with regard to the takeover offer.

The takeover offer will solely be implemented in accordance with the laws of the Federal Republic of Germany and the United States federal securities laws, especially, with respect to German Law, under the WpÜG and the Regulation on the Content of the Offer Document, Consideration for Takeover Offers and Mandatory Offers and the Release from the Obligation to Publish and Issue an Offer (“WpÜG Offer Regulation”). Accordingly, no other registrations, approvals or authorizations have been applied for or granted in respect of this takeover offer outside of Germany and the United States. Consequently, the Bidder does not assume any responsibility for compliance with any legal requirements other than German and U.S. legal requirements. As a result, AIXTRON Securityholders should not rely on the application of laws of any other jurisdiction for investor protection.

The Bidder has not approved the publication, sending, distribution, or dissemination of this announcement or any other document associated with the takeover offer by third parties outside the Federal Republic of Germany and the United States. Neither the Bidder nor persons acting in concert with the Bidder within the meaning of Section 2 para. 5 sentence 1 and sentence 3 WpÜG are in any way responsible for the compliance of the publication, sending, distribution, or dissemination of this announcement or any other document associated with the takeover offer by a third party outside of the Federal Republic of Germany and the United States.

The publication, sending, distribution or dissemination of this announcement in certain jurisdictions other than the Federal Republic of Germany and the United States may be governed by laws of jurisdictions other than the Federal Republic of Germany and the United States in which the publication, sending, distribution or dissemination are subject to legal restrictions. Persons who are not resident in the Federal Republic of Germany or the United States or who are for other reasons subject to the laws of other jurisdictions should inform themselves of, and observe, those laws.

Forward-Looking Statements

This announcement contains forward-looking statements regarding the Bidder’s intended voluntary takeover offer. These statements are not guarantees of future performance and are subject to inherent risks and uncertainties, including with respect to factors that may affect the completion of the takeover offer. Forward-looking statements may be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may”, “will”, “expects”, “believes”, “anticipates”, “plans”, “intends”, “estimates”, “projects”, “forecasts”, “seeks”, “could”, “should”, or the negative of such terms, and other variations on such terms or comparable terminology.

Forward-looking statements include, but are not limited to, statements relating to the terms of the intended takeover offer. These statements reflect the Bidder’s current expectations,

based upon information currently available to them and are subject to various assumptions, as well as risks and uncertainties that may be outside of their control. Actual results could differ materially from those expressed or implied in such forward-looking statements. Any such forward-looking statements speak only as of the date on which they are made. Bidder shall be under no obligation to (and expressly disclaims any such obligation to) update or alter such forward-looking statements whether as a result of a new information, future events or otherwise, except to the extent legally required.

Frankfurt am Main, 23 May 2016

Grand Chip Investment GmbH

Mr Zhendong Liu, Managing Director (Geschäftsführer)